Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flowco Holdings Inc. of our report dated April 26, 2024, except for the change in the manner in which the Company accounts for goodwill and leases discussed in Note 2 to the consolidated financial statements, as to which the date is August 30, 2024, relating to the financial statements of Flowco Production Solutions, L.L.C., which appears in Flowco Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-283663).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 17, 2025